Exhibit 99.1


        Station Casinos Raises Guidance for First Quarter and
     Announces Acceleration of the Phase II Expansion of Red Rock


   LAS VEGAS--(BUSINESS WIRE)--March 15, 2005--Station Casinos, Inc. (NYSE:STN)("Station" or the "Company") today raised its guidance for the first quarter ending March 31, 2005 and announced an acceleration of the Phase II expansion of Red Rock Resort Spa and Casino ("Red Rock").

   First Quarter Guidance

   Based on the strength of the Las Vegas economy and strong same store revenues, the Company now believes that, prior to development and preopening expenses and certain non-recurring items, EBITDA (1) and adjusted earnings per share ("EPS") (2) for the first quarter of 2005 will exceed its previously issued guidance of $107 million to $113 million and $0.56 to $0.62, respectively. The Company now believes that EBITDA for the quarter will be between $117 million and $119 million and EPS will be between $0.66 and $0.68. The increase is due to higher than anticipated same store revenues driving higher than anticipated EBITDA margins at our Major Las Vegas Operations (3). While the Company's original guidance provided for 9% to 13% same store revenue growth at the Major Las Vegas Operations (excluding Green Valley Ranch) in the 2005 first quarter, the Company now believes that same store revenue growth will be near the top end of this range. "Our strategic decision several years ago to focus on the locals market in Las Vegas continues to drive shareholder value through our exceptional operating results and return on invested capital," said Glenn Christenson, executive vice president and chief financial officer.
   In addition, the Company anticipates that Green Valley Ranch will generate $26 million to $27 million of EBITDA in the first quarter of 2005 compared to $17.7 million in the first quarter of 2004. The Company also anticipates that Green Valley Ranch's revenues for the first quarter will increase by 39% to 43% over the prior year first quarter. In December 2004, as part of a $125 million expansion, the Company opened approximately 300 new hotel rooms and 25,500 square feet of new meeting and convention space at Green Valley Ranch. Based on the projected results for the first quarter of 2005, the annualized return on investment for the entire facility is approaching 25%. The expanded hotel and convention space has allowed Green Valley Ranch to host larger convention groups, which enables it to fill rooms during mid-week periods at premium rates. As a result, the average daily room rate at Green Valley Ranch for the first quarter to date was $183 with an occupancy rate of 88% versus an average daily rate of $161 and an occupancy rate of 94% for the first quarter of 2004. "We are pleased with the initial results from the expansion of Green Valley Ranch. However, based on the quality of the room product, the quality of the convention facility and the strength of the market, we believe there is still ample opportunity to grow both the occupancy and the room rate," said Lorenzo Fertitta, vice chairman and president.

   Accelerated Expansion of Red Rock Resort Spa and Casino

   Based on the continued success of Green Valley Ranch and the favorable supply-demand dynamics in the Las Vegas local's market, the Company now plans to accelerate its construction of the Phase II expansion of Red Rock. Construction on the expansion is expected to begin in late 2005 and to be completed by the end of 2006. The project, as expanded, will now include over 2,800 slot machines, approximately 850 hotel rooms, 94,000 square feet of meeting and convention space, a 35,000 square-foot spa, nine full service restaurants, 16-screen movie theater complex, a night club and private pool club to be operated by Midnight Oil Company (the operator of the "Whiskey" bars and clubs at Green Valley Ranch and in New York and Los Angeles), both indoor and outdoor entertainment venues and parking for almost 5,500 vehicles.
   "The continued exceptional operating results of our properties in Las Vegas and our analysis of the future prospects in this market strongly influenced our decision to accelerate the timing of the Phase II expansion at Red Rock," said Fertitta. "As an example, Green Valley Ranch is on a run rate to exceed $100 million of EBITDA for 2005. These outstanding results combined with the favorable supply-demand dynamics in the Las Vegas local's market and the quality of the product we are building at Red Rock gives us confidence to begin the Phase II expansion of Red Rock," stated Fertitta. Based on increased amenities, an upgrade in the quality of the finishes throughout the project, general increases in construction costs and the addition of the Phase II expansion, the total cost of Red Rock is now expected to be approximately $800 million. The company believes that the operating results at Red Rock will ramp up over time and that, by the third or fourth year of operation, the property will produce in excess of $120 million of EBITDA.
   Phase I of Red Rock is expected to open at the end of the first quarter of 2006. The Company's EBITDA guidance for the first full year of operations is now $65 million to $75 million, which does not include any contribution from the Phase II expansion.
   A comparison of the amenities at Red Rock and Green Valley Ranch is set forth below:
-0-
*T

                                              Red Rock   Green Valley
Hotel rooms                                        850            496
Slot machines                                    2,800          2,192
Table games                                         60             50
Convention space                                94,200         66,337
Restaurant seats                                 2,309          1,788
Theater seats                                    4,305          2,412
Race and sports book seats                         274            158
Bingo seats                                        600              -
Poker tables                                        15              -
Parking spaces                                   5,487          3,431
*T

   EBITDA and Adjusted Earnings are not generally accepted accounting principles ("GAAP") measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. EBITDA and Adjusted Earnings are further defined in footnotes 1 and 2, respectively.

   Company Information and Forward Looking Statements

   Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.
   This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and its Registration Statement on Form S-4 File No. 333-113986. All forward-looking statements are based on the Company's current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
   Construction projects such as Red Rock and the expansions of Green Valley Ranch, Santa Fe Station and Sunset Station entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.
   (1) EBITDA consists of net income plus income tax provision, interest and other expense, preopening expenses, depreciation, amortization, development expense and non-recurring items. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of income tax provision, interest and other expense, preopening expenses, depreciation, amortization, development expense and non-recurring items, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.
   (2) Adjusted Earnings excludes development expense, preopening expenses and non-recurring items. Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income.
   (3) The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.


    CONTACT: Station Casinos, Inc.
             Executive Vice President/Chief Financial Officer/Chief Administrative Officer
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             or
             Vice President of Finance/Controller
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             or
             Vice President of Corporate and Government Relations
             Lesley A. Pittman, 800-544-2411 or 702-367-2437